Exhibit 10.2

Veeco Instruments Inc.

2010 Management Bonus Plan

January 22, 2010

Management Incentive Bonus:  equal to 75% of a participant’s total target bonus

•                  Primary Measure:  EBITA (Corporate, Group or Business Unit (“BU”) target, as set by the Compensation Committee)

•                  Secondary Measures (Corporate, Group or BU target, as set by the Compensation Committee):

•                  Revenue Growth

•                  Bookings

•                  Individual Performance

Primary Measure

•                  Creates an initial funding pool based on EBITA performance vs. target

•                  Pool funding will range from 50% of target for minimum performance to 100% of target for target performance and 200% of target for maximum performance.  The minimum, target and maximum performance levels for each BU are as set by the Compensation Committee.

•                  No funding will be earned for performance below minimum.

•                  The initial funding calculation is capped at 100%, subject to meeting a performance hurdle expressed as EBITA as a % of Revenue.

Secondary Measures

•                  The initial funding pool will be divided into three elements (revenue growth, bookings and individual performance) based on the weight assigned to each element, as set by the Compensation Committee for each BU.

•                  Actual bonus awards are based on revenue growth, bookings and individual performance, each as compared to targets, calculated independently and added together.

•                  Awards will range from 70% of target for minimum performance to 100% for target performance and 150% for maximum performance.  No awards will be earned for performance below minimum.

•                  Awards for individual performance will be granted from a fixed budget for each BU and will range from 0% to 150%; the weight for individual performance is set at 40% for all participants.

Management Profit Sharing:  equal to 25% of a participant’s total target bonus

•                  Earned quarterly when total Veeco EBITA is at least 5% of revenue in accordance with the following schedule:

If Quarterly Corporate EBITA (as a % of revenue) is:	The % of EBITA available to Profit Sharing pool is:
Less than 5%	0%
> 5%	1.4%

EBITA Cap

•                  With certain exceptions, approved by the Compensation Committee, aggregate bonus awards for all participants within a BU are capped at 15% of that BU’s EBITA.

Amounts in respect of the profit sharing portion of the Plan, if earned, would be paid following the end of each quarter of 2010.  Amounts in respect of the annual bonus portion of the Plan, if earned, would be paid during the first two and a half months of 2011.